Exhibit 10.27

EMPLOYMENT AGREEMENT

Mr. Kevin Rubey

1199 Church Street

Ventura, CA 93001

EndoChoice, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), hereby enters into this Employment Agreement (the “Agreement”) with you, Kevin Rubey (“you” or “Executive”), effective as of February 18, 2013 (the “Effective Date”).

The Company and you agree as follows:

1. Position and Responsibilities.

1.1 Position. You shall be employed by the Company in the capacity of Senior Vice President of Operations. In this capacity, you will be responsible for, and shall also perform other duties and assignments consistent with, your responsibilities as Senior Vice President of Operations, as may be assigned to you from time to time by the Company’s COO.

1.2 Location; Full-time Efforts.

(a) In this capacity, the Company agrees that your job duties may be performed from the Company’s headquarters in the metro Atlanta, Georgia area, or from your office in the Los Angeles/Ventura metro area, or other location mutually agreed upon by you and the Company. You shall also make yourself available for significant business travel, both within and outside the United States of America, for purposes of managing the Company’s operations teams in Germany, Israel and China, and any other location, as well as consulting with customers, agents, representatives and suppliers of the Company and with other members of the Company’s management. The Company acknowledges and agrees that your primary residence will be in the Los Angeles/Ventura, California metro area.

(b) You will substantially devote your full working time and efforts to the performance of your job duties and the promotion of the business and affairs of the Company. You may act as advisor or board member to other organizations with the prior approval of the Company’s CEO, and as long as such activities do not interfere with your Company job duties or performance. The Company hereby acknowledges that you are: (i) Chairman of an Israeli medical device company, (ii) Chairman of a charitable foundation, and (iii) through December 31, 2013, on-call for phone consultation for your previous employer, and agrees that you may continue such activities for as long as such activities do not interfere with your Company job duties or performance.

1.3 Performance. You will perform your job duties and observe any and all reasonable rules and regulations that the Company may now have or shall hereafter establish governing the conduct of its employees and business and provided to you in writing, including, without limitation the Company’s Employee Handbook and that certain Employment Covenants Agreement entered into between you and the Company as of the date hereof (as may be amended or replaced from time to time, the “Employment Covenants Agreement”).

2. Compensation and Benefits.

2.1 Base Salary. The Company shall pay to you for the services to be rendered hereunder a base salary at an annual rate of $235,000.00. Such salary shall be payable in not less than monthly installments in accordance with the Company’s prevailing practice, as modified from time to time.

2.2 Performance Bonus. You will be eligible to receive an annual bonus up to 30% of your base salary (a “Performance Bonus”), based upon your professional performance (30%), as well as the performance of the Company (70%), as determined by the Board of Directors of the Company.

2.3 Stock Incentive Plan. You will be eligible to participate in the ECPM Holdings, LLC Incentive Plan (the “Plan”) as determined by the Board of Managers of ECPM Holdings, LLC (any grant under such Plan, an “Incentive Bonus”), all in accordance with, and subject to, the terms and conditions set forth in the related incentive agreement between you and the ECPM Holdings, LLC (including, without limitation, a four-year vesting schedule). Subject to approval by the Board of Managers of ECPM Holdings, LLC, and the terms of the ECPM Holdings, LLC incentive plan and incentive agreement (including a four-year vesting schedule), you will be granted 300,000 incentive units upon the Effective Date.

2.4 Expenses. The Company shall reimburse you for all reasonable expenses (including travel expenses) incurred by you in the course of performing your duties under this Agreement in accordance with any travel and expense reimbursement policy set forth by the Company’s President & CEO or Board of Directors. You will be entitled to fly ‘business class’ for any air travel greater than six hours. The Company will provide cell phone service for conducting business of the Company as well as any other services required to perform your duties.

2.5 Other Benefits. You will be entitled to receive such other benefits (including paid holidays and participation in pension, group insurance and profit-sharing plans) as are made generally available by the Company to its other employees.

2.6 Vacation. You will be entitled to four (4) weeks paid vacation in accordance with the Company’s vacation policy. As stated by current Company policy, you will not be paid for vacation that is not taken unless approved in writing in advance by the Company’s President & CEO.

3. At-Will Employment; Notice Period. Your employment will be on an “at-will” basis, which means that your employment with the Company is terminable any time for any reason with or without cause by either you or the company; provided, however, in the case of termination without cause, the terminating party shall deliver to the other party a notice of at least 90 calendar days prior to termination.

4. Reasonableness of Terms; Continuing Obligations.

(a) You hereby acknowledge and agree that you have received sufficient consideration and other benefits hereunder and in connection with the transactions contemplated by this Agreement to clearly justify the restrictions contained in this Agreement and the Employment Covenants Agreement. You have carefully considered the nature and extent of the restrictions placed upon you by Employment Covenants Agreement, and hereby acknowledge and agree that such restrictions are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to your detriment. You acknowledge that the covenants set forth in the Employment Covenants Agreement are a condition precedent to the execution of this Agreement and the consummation of the transactions contemplated hereby by the Company. In addition, the parties hereto acknowledge and agree that the covenants contained in the Employment Covenants Agreement are an integral part of the transactions contemplated by this Agreement and are a material inducement for the Company to enter into this Agreement and to perform its respective obligations hereunder. The parties recognize and acknowledge that a breach by you of this Agreement or the Employment Covenants Agreement will cause irreparable and material loss and damage to the Company, the amount of which cannot be readily determined and as to which it will not have an adequate remedy at law or in damages. It is the desire and intent of the parties that the provisions of the Employment Covenants Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

(b) Your duties under the Employment Covenants Agreement survive termination of your employment with the Company.

6. Former Employment. You represent and warrant that your employment with the Company will not be in violation of any term of any employment contract, consulting arrangement, patent disclosure agreement, non-competition agreement or any other contract or agreement with any prior employer or any other person or entity or any obligation imposed by common law or otherwise, relating to your right to be employed by the Company. You represent and warrant that you do not possess confidential information arising out of prior employment (other than with the Company), which, in your best judgment, would be utilized in connection with your employment by the Company.

7. Remedies. Each of the obligations shall be enforceable independently of every other obligation, and the existence of any claim or cause of action that you may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations. You understand and acknowledge that the provisions of this Agreement and the Employment Covenants Agreement are necessary to protect the legitimate business interests of the Company and are fair and reasonable. You acknowledge that any breach by yourself of any of the provisions of this Agreement will result in irreparable and continuing damage to the Company and that a remedy at law for any breach or threatened breach by yourself of the provisions of this Agreement would be inadequate, and you therefore agree that the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the need for the Company to post a bond or the necessity of proving damages, in case of any such breach or threatened breach. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy available to it at law or in equity, the parties having agreed that all remedies are cumulative.

8. Miscellaneous.

8.1 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties to which this Agreement is also assigned by the Company. Except as set forth in this Section 8.1, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or you.

8.2 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt request or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	EndoChoice, Inc.
11810 Wills Road
Alpharetta, GA 30009
Facsimile: 770-962-6981
Attn: Office of General Counsel

If to you:	Mr. Kevin Rubey
1199 Church Street
Ventura, CA 93001

8.3 Severability, Enforcement and Jurisdiction. If any provision of this Agreement or the Employment Covenants Agreement is unlawful or against public policy and thus void or is otherwise declared void, such provision will not be deemed a part of this Agreement and the remaining sections of this Agreement will be unaltered and fully enforceable. If a court decides that any part of this Agreement is unfair under the circumstances existing at the time of its review, such court shall enforce the restrictions of this Agreement to provide us with the maximum protection that the court decides is reasonable.

8.4 Waivers. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. If either party shall waive any breach of any provision of this Agreement, she/he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

8.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to principles of conflict of laws.

8.7 Complete Agreement; Amendments, Prior Agreements. This Agreement, together with the Employment Covenants Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and you with respect to the matters covered hereby.

8.8 Headings, Etc. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

9. Compliance with Section 409A.

9.1 General Code Section 409A Provisions. It is intended that the terms of this Agreement, including any ambiguous terms, be interpreted in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). It is also intended that, for all purposes, “termination of employment” (or similar terms) as used herein shall mean “separation from service” (within the meaning provided by Treasury Regulation Section 1.409A-1(h)) in accordance with Treasury Regulation Section 1.409A-3(a)(1). Any provision that would cause this Agreement or any payment hereunder, to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. The direct payment or reimbursement of expenses permitted under this Agreement or otherwise shall be made no later than the last day of your taxable year following the taxable year in which such expense was incurred. Notwithstanding anything herein to the contrary, in no event shall the Company be liable to you for, or with respect to, any taxes, penalties, or interest which may be imposed upon you pursuant to Section 409A. For purposes of compliance with Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as right to receive a series of separate and distinct payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date within the specified period shall be within the sole discretion of the Company.

9.2 Six-Month Delay. If it is determined that (a) you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) and the regulations and other guidance promulgated thereunder, and any elections made by you in accordance therewith, and (b) such payments constitute a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, then notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution, or benefit under this Agreement that constitutes a distribution of deferred compensation and that would otherwise be payable during the six (6) month period after your termination of employment, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period.

9.3 Payments and Benefits. To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, the Company shall provide the release of claims upon a termination of employment and Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered within twenty-one (21) calendar days following the date of Executive’s termination of employment. A seven (7) day revocation period after the release agreement is signed and returned will apply. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(a) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(b) To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence on the first payroll following the twenty first (21st) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(c) For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

ENDOCHOICE, INC.

By:	/s/
Name:	Mark Gilreath
Title:	President & CEO

Accepted and agreed:

/s/
Name: Kevin Rubey

Dated:	February 18, 2013